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                                                                    EXHIBIT 99.2


            DR. TOM VASICEK TO LEAD LYNX BUSINESS DEVELOPMENT EFFORTS
- Fortifies senior management team and pushes commercialization of MPSS(TM) and Protein ProFiler(TM) -

HAYWARD, CALIFORNIA - JUNE 17, 2002 - Lynx Therapeutics, Inc. (Nasdaq: LYNX) announced today the addition of Thomas J. Vasicek, Ph.D., as Vice President, Business Development. Dr. Vasicek joins Lynx as a member of the senior management team and will lead the business development efforts for Massively Parallel Signature Sequencing, or MPSS(TM), and Protein ProFiler(TM). Dr. Vasicek brings to Lynx considerable technical and business expertise in the field of gene expression analysis. In his prior roles, he has developed business and marketing platforms that have captured the interest of customers in the pharmaceutical, agricultural and biotechnology industries, as well as investigators working in academic research laboratories.

Dr. Vasicek managed an interdisciplinary team of scientists at Millennium Pharmaceuticals to develop and use DNA microarray technologies for high throughput target discovery and drug development. In this capacity, he also played an important role on the teams that developed and managed several of Millennium's alliances with large pharmaceutical and agricultural companies. He was then recruited to the Corning Advanced Life Sciences Products Division, where as the Director, Commercial Technology, he managed the effort that established Corning's commercial DNA microarray capabilities and completed several major collaborations. Dr. Vasicek continued to expand his business expertise as Chief Scientific Officer at LabSeek Scientific Collaborative. In this capacity, he developed exclusive partnerships with several Fortune 100 companies. Coupled with his experience in business, Dr. Vasicek comes with formal training in chemistry and molecular biology at the Massachusetts Institute of Technology (B.S.), Harvard Medical School (Ph.D.), and Princeton University (Postdoctoral).

"We believe that Tom brings with him a wealth of experience in the business of expression profiling, and are very excited to have him on the Lynx team," said Kevin P. Corcoran, Lynx's President and Chief Executive Officer. "He clearly understands the needs in the marketplace for the MPSS(TM) and Protein ProFiler(TM) technologies, particularly with potential customers that have an interest in systems biology research. We anticipate that Tom will broaden our customer base for these technologies in the business and academic research communities."

Lynx is a leader in the development and application of novel technologies for the discovery of gene expression patterns important to the pharmaceutical, biotechnology and agricultural industries. These technologies are based on the Megaclone(TM) technology, Lynx's unique and proprietary cloning procedure, which transforms a sample containing millions of DNA molecules into one made up of millions of micro-beads, each of which carries approximately 100,000 copies of one of the DNA molecules in the sample. Megaclone(TM) technology and MPSS(TM) together provide comprehensive and quantitative digital gene expression data important to modern systems biology research. Lynx is also developing a proteomics technology, Protein ProFiler(TM), which is expected to provide high-resolution analysis of complex mixtures of proteins from cells or tissues. For more information, visit Lynx's web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to Lynx's ability to attract and retain key personnel, the future effectiveness of the Company's employees, the Company's business strategy and the expansion of the Company's commercial applications of its technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "predicts," "expects," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. Lynx does not undertake any obligation to update forward-looking statements.